Exhibit 4(h)

TWENTIETH AMENDMENT

TO THE

MANDALAY RESORT GROUP

EMPLOYEES’ PROFIT SHARING AND INVESTMENT PLAN

This Twentieth Amendment to the Mandalay Resort Group Employees’ Profit Sharing and Investment Plan is made and entered into this 1st day of September, 2004, but is effective as of January 1, 2005, except as otherwise provided herein, by Mandalay Resort Group (referred to hereinafter as the “Company”).

W I T N E S S E T H:

WHEREAS, the Company and the other Employers have previously adopted the Mandalay Resort Group Employees’ Profit Sharing and Investment Plan, which has previously been amended from time to time (as amended, the “Plan”); and

WHEREAS, pursuant to the terms of the Plan, the Company is authorized and empowered to amend the Plan further; and

WHEREAS, Article X of the Plan provides that each Participant shall direct the investment of the assets held in his Savings Contribution Account, Matching Contribution Account, Automatic Contribution Account, Discretionary Contribution Account, Rollover Contributions Account and 401(k) Employer Contribution Account (collectively, the “Accounts”), and describes the available funds into which the investment of such Accounts may be made; and

WHEREAS, one of the investment options provided under Article X of the Plan is “Fund A,” an employer stock fund that is primarily invested in Company common stock; and

WHEREAS, the Plan previously provided for contributions to be made to an ESOP portion of the Plan; and

WHEREAS, the ESOP portion of the Plan was previously frozen, but the ESOP Matching Contribution Accounts and the ESOP Automatic Contribution Accounts continue to be maintained pursuant to the terms of the Plan; and

WHEREAS, pursuant to paragraph (e) of Article X of the Plan, the ESOP portion of the Plan is primarily invested in Company common stock; and

WHEREAS, the Company has previously amended the Plan to provide that the ESOP portion of the Plan shall cease to be operated as an ESOP upon a date as soon as practicable after the receipt of a favorable determination letter from the Internal Revenue Service approving the amendment (the “ESOP Cessation Date”), but such favorable determination letter has not yet been received; and

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of June 15, 2004, with MGM Mirage and MGM Mirage Acquisition Co. #61 (the “Merger Agreement”) subject to the approval of the Merger Agreement by the requisite vote of the stockholders of the Company in accordance with the terms of the Merger Agreement and to the satisfaction of customary closing conditions contained in the Merger Agreement, including the receipt of all necessary regulatory and governmental approvals; and

WHEREAS, if the transactions contemplated by the Merger Agreement are consummated, the Plan, at the “Effective Time” (as that term is defined in the Merger Agreement), will be entitled to receive cash in exchange for each share of the Company common stock in which Plan assets are invested, including those held by both Fund A and the ESOP portion of the Plan; and

WHEREAS, the Company deems it advisable and in the best interests of the Participants that the Plan be amended to provide for the investment of the cash proceeds received by the Plan in exchange for Company common stock pursuant to the Merger Agreement and to provide that the ESOP portion of the Plan shall cease to be operated as an ESOP upon the receipt of cash by the Trustee in exchange for Company common stock pursuant to the Merger Agreement if such receipt occurs prior to the ESOP Cessation Date described above.

NOW, THEREFORE, the Plan is hereby amended as follows:

I.

Paragraph (ee) of Article I of the Plan hereby is amended to read as follows:

(ee) “ESOP Cessation Date” shall mean the date that the ESOP portion of the Plan ceases to be operated as an ESOP, which shall be a date as soon as practicable after the issuance of a favorable determination letter by the Internal Revenue Service approving the Eighteenth Amendment and Restatement of the Plan, as selected and communicated in writing to the Participants by the Plan Administrator. Notwithstanding the foregoing, if the Trustee shall receive cash in exchange for the Company common stock by virtue of the Agreement and Plan of Merger, dated as of June 15, 2004, between the Company, MGM Mirage and MGM Mirage Acquisition Co. #61 (the “Merger Agreement”) prior to the ESOP Cessation Date as defined in the preceding sentence, the date of the receipt of such cash shall be deemed the ESOP Cessation Date for all purposes of the Plan.

II.

Paragraph (a)(1)(A) of Article X of the Plan hereby is amended to read as follows:

(A) Fund A - an employer stock fund, which shall invest primarily in Employer Securities; provided, however, that the Agreement of Trust that provides for custody of such Fund shall permit the Trustee thereof to invest such Fund or any part thereof in other investments; and provided, further, that no amount shall be invested in Employer Securities until all securities registration requirements applicable to either the Employer Securities or the Plan have been complied with. Notwithstanding the foregoing, upon the conversion of the shares of the Company common stock into the right to receive cash by virtue of the Merger Agreement, and upon receipt of the cash proceeds from the exercise of such right:

(i) such proceeds shall be immediately invested in the default fund provided under paragraph (c)(1), until such time as the Participant (or an alternate payee under a qualified domestic relations order, or a beneficiary of a deceased Participant (or the legal guardian thereof)) shall direct the investment of all or part of such proceeds allocated to his Accounts in any of the other investment funds available under the Plan; and

(ii) Fund A shall cease to be available for directed investments by Participants.

III.

Upon the conversion of the shares of the Company common stock into the right to receive cash by virtue of the Merger Agreement, and upon receipt of the cash proceeds from the exercise of such right, paragraph (a)(4) of Article X of the Plan hereby shall be deleted in its entirety.

IV.

Paragraph (e) of Article X of the Plan is hereby amended to read as follows:

(e) Investment of ESOP Fund. Until the ESOP Cessation Date, the portion of a Participant’s ESOP Matching Contribution Account and ESOP Automatic Contribution Account that is not invested pursuant to a Diversification Election shall be separately invested, pursuant to an Agreement of Trust, in the ESOP Fund, which shall invest primarily in Employer Securities; provided, however, that the Agreement of Trust that provides for custody of such Fund shall permit the Trustee thereof, at the direction of the Investment Fiduciary, to invest such Fund or any part thereof in other investments when the Investment Fiduciary deems investment in Employer Securities to be imprudent or otherwise inappropriate; and provided, further, that no amount shall be invested in Employer Securities unless and until all securities registration requirements applicable to either the Employer Securities or the Plan have been complied with. As soon as practicable after the ESOP Cessation Date, the amounts in each Participant’s ESOP Matching Contribution Account shall be transferred to such Participant’s Matching Contribution Account, and the amounts in each Participant’s ESOP Automatic Contribution Account shall be transferred to such Participant’s Automatic Contribution Account. Notwithstanding the foregoing at the time of the conversion of the shares of the Company common stock into the right to receive cash by virtue of the Merger Agreement, upon such conversion, and upon receipt of the cash proceeds from the exercise of such right, such proceeds shall be immediately invested in the default fund provided under paragraph (c)(1), until such time as the Participant (or an alternate payee under a qualified domestic relations order, or a beneficiary of a deceased Participant (or the legal guardian thereof)) shall direct the investment of all or part of such proceeds allocated to his Accounts in any of the other investment funds available under the Plan.

V.

A new subparagraph (4) is hereby added to paragraph (c) of Article XI, to read as follows:

(4) The provisions of this paragraph (c) shall cease to be effective immediately upon the ESOP Cessation Date.

IN WITNESS WHEREOF, this Twentieth Amendment has been executed as of the date first written above.

ATTEST:	MANDALAY RESORT GROUP

(CORPORATE SEAL)

/s/ Yvette E. Landau	By:	/s/ Glenn W. Schaeffer
Secretary		President

“COMPANY”

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